Exhibit 1
(TRANSLATION)
May 14, 2008
Condensed Statements of Financial Results
for the Year Ended March 31, 2008

Company Name:	NIS GROUP CO., LTD.
(URL: http://www.nisgroup.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571)
New York Stock Exchange (Trading Symbol: NIS)

Location of Head Office:	Tokyo and Ehime

Representative:	Kunihiko Sakioka
President, Representative Director of the Board and CEO

Inquiries:	Akihiro Nojiri
Senior Executive Director of the Board, Executive
Officer and Head of Strategy & Operations Control
(Tel: 81-3-3348-2424)

Scheduled Date of Annual Shareholders’ Meeting:	June 24, 2008

Scheduled Filing Date of Annual Financial Report
(“Yukashoken-Houkokusho”):	June 25, 2008

Application of GAAP:	Japanese GAAP

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
(Note:	All amounts in these financial statements are rounded down to the nearest million yen, and percentages represent the rates of changes from the respective figures for the previous fiscal year)
1.	Consolidated Financial Results for the Year Ended March 31, 2008

(1)	Consolidated Operating Results

	Year Ended March 31,
	2008		2007
	Amount	Percentage	Amount	Percentage
	(In millions except percentages)
Operating revenues	¥83,027	(5.8)%	¥88,152	44.5%
Operating (losses) income	(15,427)	-	10,435	(18.4)
Ordinary (losses) income	(17,438)	-	9,323	(27.1)
Net (losses) income	(45,116)	-	8	(99.9)

	Year Ended March 31,
	2008	2007
	(In yen except percentages)
Net (losses) income per share:
Basic	¥(289.06)	¥0.00
Diluted	-	0.00
Return on equity (%)	(65.6)%	0.0%
Ratio of ordinary income to total assets (%)	(5.2)	2.5
Ratio of operating income to operating revenues (%)	(18.6)	11.8

Notes: 1.	Net losses on affiliates accounted for under the equity method were ¥134 million for the year ended March 31, 2008 and ¥7 million for the year ended March 31, 2007.

2.	Diluted net income per share for the year ended March 31, 2008 was not presented because of net losses per share.

3.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustment of Per Share Data” on page 5.
(2)	Consolidated Financial Position

	March 31,
	2008	2007
	(In millions except percentages and per share data)
Total assets	¥272,983	¥403,880
Net assets	58,763	86,747
Net worth ratio (%)	20.1%	20.5%
Net assets per share (in yen)	228.89	29.01

Notes: 1.	Net worth (defined as the aggregate of “Total Shareholders’ Equity” and “Total Valuation and Translation Adjustments”) was ¥54,847 million as of March 31, 2008, and ¥82,664 million as of March 31, 2007.

2.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustment of Per Share Data” on page 5.
(3)	Consolidated Cash Flows

	Year Ended March 31,
	2008	2007
	(In millions)
Net cash provided by (used in) operating activities	¥68,045	¥(67,357)
Net cash provided by (used in) investing activities	8,204	(8,547)
Net cash (used in) provided by financing activities	(90,168)	79,728
Cash and cash equivalents at end of year	11,652	27,625

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
2.	Dividends

	Year Ended March 31,			Year Ending March 31, 2009
	2007		2008	(Forecasts)

Dividend per share:			(In yen)
Half-year dividend	¥0.16		¥-	(Not yet determined)
Year-end dividend	-		-	(Not yet determined)

Full-year dividend	¥0.16		¥0.00	(Not yet determined)

	Year Ended March 31,
	2007			2008
	(In millions except percentages)
Total year dividends payment		¥455		¥-
Dividend payout ratio (%)		-%		-%
Ratio of dividends to net assets (%)		0.5		-

Note:	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustment of Per Share Data” on page 5.
3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2009

	Six Months Ending September 30, 2008		Year Ending March 31, 2009
	Amount	Percentage (Note)	Amount	Percentage (Note)
	(In millions except percentages)
Operating revenues	¥25,000	(51.6)%	¥60,000	(27.7)%
Operating income	1,800	(2.9)	5,200	-
Ordinary income	1,500	30.9	5,000	-
Net income	1,300	-	4,000	-

	Six Months Ending September 30, 2008	Year Ending March 31, 2009
	Amount	Amount
	(In yen)
Net income per share	¥5.43	¥16.69

Note:	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous fiscal year.
4.	Other

(1)	Changes in Significant Subsidiaries during the Year Ended March 31, 2008

(Changes in scope of consolidation of specified subsidiaries): Yes

Excluded from consolidation: 1 company (Company name: Nissin Leasing (China) Co., Ltd.)

Note: See “CORPORATE GROUP” on page 12 for details.

(2)	Changes in Accounting Principles and Procedures, Presentation and Other Items Relating to the Preparation of Consolidated Financial Statements (described in “Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements”)

Changes in accordance with amendment of accounting standards: Yes Other changes: Yes

Note: See “Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements” on page 28 for details.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
(3)	Number of Issued Shares of Common Stock

	March 31,
	2008	2007
	(Shares)
Number of issued shares	245,894,350	2,917,887,012
Of which treasury stock	6,276,613	68,348,971

Notes: 1.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustments of Per Share Data” on page 5.

2.	For the number of shares used as the basis for the calculation of consolidated net income per share, see “Per Share Data” on page 31.
(Reference) Summary of Non-consolidated Financial Results
1.	Non-consolidated Financial Results for the Year Ended March 31, 2008

(1)	Non-consolidated Operating Results

	Year Ended March 31,
	2008		2007
	Amount	Percentage	Amount	Percentage
	(In millions except percentages)
Operating revenues	¥28,123	(23.2)%	¥36,622	7.2%
Operating (losses) income	(20,670)	-	1,896	(73.1)
Ordinary (losses) income	(16,495)	-	4,947	(39.0)
Net (losses) income	(45,615)	-	64	(99.1)

	Year Ended March 31,
	2008	2007
	(In yen)
Net (losses) income per share:
Basic	¥(292.26)	¥0.02
Diluted	-	0.02

Notes: 1.	Diluted net income per share for the year ended March 31, 2008 was not presented because of net losses per share.

2.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
(2)	Non-consolidated Financial Position

	March 31,
	2008	2007
	(In millions except percentages and per share data)
Total assets	¥222,855	¥327,891
Net assets	51,148	78,820
Net worth ratio (%)	23.0%	24.0%
Net assets per share (in yen)	213.46	27.66

Notes: 1.	Net worth (defined as the aggregate of “Total Shareholders’ Equity” and “Total Valuation and Translation Adjustments”) was ¥51,148 million as of March 31, 2008 and ¥78,820 million as of March 31, 2007.

2.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustments of Per Share Data” on page 5.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
(Special Note Regarding Forward-looking Statements)
Forward-looking statements in this document reflect our judgment based on the information available at this time. Various factors could cause actual results to differ materially from any of these forward-looking statements. For an explanation of certain factors affecting these forward-looking statements and other related considerations, see “1. BUSINESS PERFORMANCE – 1) Analysis of Business Performance” on page 6 and “1. BUSINESS PERFORMANCE – 4) Business Risk Factors” on page 11.
(Explanation for forecast of operations and other notes)
Forward-looking statements for the year ending March 31, 2009 in this document do not reflect the effects caused by the adoption of Accounting Standard Board Statement (“ASB Statement”) No.13, “Accounting Standard for Lease Transactions and its Implementation Guidance,” issued by the Accounting Standard Board of Japan (“ASBJ”) on March 30, 2007.
(Reference) Retroactive Adjustment of Per Share Data
On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. If the reverse stock split were deemed to have occurred on April 1, 2006, the retroactively adjusted per share data for the year ended March 31, 2007 would be as follows:

	Year Ended March 31, 2007
	Consolidated	Non-consolidated
	(In yen)
Net income per share:
Basic	¥ 0.06	¥ 0.46
Diluted	0.01	0.46
Net assets per share	580.20	553.21
Dividend per share:
Half-year dividend	3.20	3.20
Year-end dividend	-	-

	March 31, 2007
	Consolidated	Non-consolidated
	(Shares)
Number of issued shares	145,894,350	145,894,350
Of which treasury stock	3,417,448	3,417,448

Note:	On February 20, 2008, NIS Group Co., Ltd. issued 100,000,000 new shares of common stock to investment vehicles managed by TPG through a third-party allotment.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
1.	BUSINESS PERFORMANCE

1)	Analysis of Business Performance
During the year ended March 31, 2008, NIS Group Co., Ltd. (the “Company”) and its consolidated subsidiaries (collectively, the “Group”) have continued in their efforts to establish a unique business model among non-bank financial companies in Japan centered on the real estate business, expansion into China, and servicing business. However, the business environment is becoming increasingly challenging reflecting circumstances surrounding the recent moneylending industry in Japan such as increased claims for excess interest repayments, and the turmoil in global financial and capital markets.
In this business environment, the Group adopted its management reform program in order to improve operational efficiency and to significantly reorganize, while the Group further restructured its loan portfolio in the loan business as a provider of integrated financial services. In addition, the Group reached a basic agreement in December 2007 to form a strategic investment and business alliance with TPG, a U.S. private equity firm, to strengthen its financial base and creditworthiness, as well as to further enhance its business expansion. In February 2008, TPG injected ¥20,000 million into the Company and approximately $102 million into the Company’s foreign subsidiary as a part of the strategic investment and business alliance.
With regard to the financial results for the year ended March 31, 2008, total operating revenues were ¥83,027 million, a decrease of ¥5,124 million, or 5.8%, compared with the previous fiscal year. This is attributable to a decrease in fees received and interest income from notes and loans receivable due to a decrease in the amount of loans originated and the balance of loans receivable, reflecting a more cautious sales strategy including stricter credit standards for new loans, as well as a decrease in revenues from purchased loans receivable and sales of real estate in the servicing business, despite revenue from sales of real estate in the real estate business of ¥13,800 million earned by a special purpose company (SPC) established by a consolidated subsidiary during the six months ended September 30, 2007.
Operating income decreased by ¥25,862 million, compared with the previous fiscal year and, accordingly, the Group recorded operating losses of ¥15,427 million for the year ended March 31, 2008. This is attributable to an increase in operating expenses such as costs of sales of real estate, and an increase in selling, general and administrative expenses due to factors such as a revision of estimates for allowance for loan losses in a more conservative manner and total provision for excess interest repayment-related losses of ¥12,115 million. Consequently, ordinary income decreased by ¥26,761 million, compared with the previous fiscal year and, accordingly, the Group recorded ordinary losses of ¥17,438 million for the year ended March 31, 2008. This is mainly attributable to an increase of net losses on affiliates accounted for under the equity method and losses on investment funds.
Net income decreased by ¥45,124 million, compared with the previous fiscal year and, accordingly, the Group recorded net losses of ¥45,116 million for the year ended March 31, 2008. This is attributable to impairment of investment securities of ¥9,252 million reflecting a decline in the market price of securities held, losses on sales of investment securities of ¥2,757 million due to sales of investment securities in order to improve asset efficiency as a part of the management reform program, provision for losses on group businesses of ¥2,963 million in line with guarantee of loans receivable and indemnification for claims for excess interest repayments of Aprek Co., Ltd., an affiliate accounted for under the equity method listed on the JASDAQ Securities Exchange (Code: 8489), and special retirement bonuses of ¥1,917 million incurred as special losses as a result of voluntary retirement program, in addition to a reversal of all deferred tax assets of ¥11,375 million of the Company, taking into consideration the recent adverse changes in the business environment.
A. Operating Results by Business Segment
I.	Integrated Financial Services
In the loan business, the Company engages in secured and unsecured lending to small and medium-sized enterprises (“SMEs”) in Japan. The Company attempted to accumulate high-quality operating assets through tightening credit screening standards for secured and unsecured lending and strengthening its credit management system, as well as improved the efficiency of its sales structure through integration of its loan offices.
In the leasing business, Nissin Leasing (China) Co., Ltd., an affiliate accounted for under the equity method, promotes financial services in the People’s Republic of China, centering on direct finance leases for Chinese companies. Also, NIS Lease Co., Ltd., a consolidated subsidiary, promotes financial services such as leases and installment loans in Japan.
In addition, the Group promotes the credit guarantee business, and the investment banking business in the securities business, including advising on initial public offerings as well as providing proposals and offers for funding techniques to listed venture companies and SMEs.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
As a result of these efforts, operating assets for integrated financial services as of March 31, 2008 were ¥136,263 million, a decrease of ¥92,912 million, or 40.5%, compared with the end of the previous fiscal year, due to a decrease of ¥88,966 million, or 41.7%, in notes and loans receivable to ¥124,545 million. Operating revenues for the year ended March 31, 2008 were ¥37,215 million, a decrease of ¥8,929 million, or 19.3%, and operating income decreased by ¥22,594 million to ¥21,845 million of operating losses, due to an additional provision for excess interest repayments-related losses of ¥12,115 million, compared with the previous fiscal year, respectively.
II.	Servicing Business

Nissin Servicer Co., Ltd., a consolidated subsidiary listed on the Mothers market of the Tokyo Stock Exchange (Code: 8426), promoted collection activities which take into consideration customers’ revitalization efforts and profitability, and enhancement of real estate-related revitalization businesses, while maintaining a cautious investment strategy reflecting the recent changes in market trend.

As a result of these efforts, the total balance of purchased loans receivable and real estate for sale in the servicing business as of March 31, 2008 was ¥47,922 million, a decrease of ¥3,082 million, or 6.0%, compared with the end of the previous fiscal year. Operating revenues from the servicing business for the year ended March 31, 2008 were ¥18,860 million, a decrease of ¥12,894 million, or 40.6%, and operating income was ¥4,870 million, a decrease of ¥1,315 million, or 21.3%, compared with the previous fiscal year, respectively.

III.	Real Estate Business

The Group, primarily through NIS Property Co., Ltd., a consolidated subsidiary, attempted to improve the value of assets held as well as investment efficiency.

As a result of these efforts, the total balance of real estate for sale and real estate under construction for sale in the real estate business as of March 31, 2008 was ¥25,812 million, a decrease of ¥785 million, or 3.0%, compared with the end of the previous fiscal year. Operating revenues from the real estate business for the year ended March 31, 2008 were ¥24,994 million, an increase of ¥14,986 million, or 149.7%, and operating income was ¥3,403 million, an increase of ¥322 million, or 10.5%, compared with the previous fiscal year, respectively.

IV.	Other Businesses

The Group engages in other businesses, including SME support services. Operating revenues from other businesses for the year ended March 31, 2008 were ¥1,956 million, an increase of ¥1,711 million, or 698.1%, and operating losses were ¥250 million, a decrease of ¥154 million, or 38.1%, compared with the previous fiscal year, respectively.
See “6. OTHER – 1. Operating Revenues by Business Segment” on page 42 and “6. OTHER – 2. Operating Assets by Business Segment” on page 43 for details of business segments.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
B. Forecast for the year ending March 31, 2009
With respect to forecasts for the fiscal year ending March 31, 2009, while the Group needs to maintain a conservative stance due to uncertainties expected in domestic and international financial and capital markets, the Group will aim to take advantages of various opportunities for earning profit by utilizing its business network and other resources.

In this business environment, based on the mid-term business strategy, the Group intends to stabilize profitability through efficient allocation of managerial resources and to strengthen its risk management system including restructuring its loan portfolio, by accelerating concentration in areas of core competence such as promoting businesses for fee income.

Accordingly, since loan loss-related costs including excess interest repayment-related costs are expected to decrease significantly, while operating revenues are expected to decrease due to a decrease in operating assets such as loans receivable, consolidated finacial results for the year ending March 31, 2009 are forecasted to be as follows: operating revenues are expected to be ¥60,000 million; operating income is expected to be ¥5,200 million; ordinary income is expected to be ¥5,000 million; and net income is expected to be ¥4,000 million.

2)	Consolidated Financial Position
I.	Assets, Liabilities and Net assets

As of March 31, 2008, total assets were ¥272,983 million, a decrease of ¥130,896 million, or 32.4%, total net assets were ¥58,763 million, a decrease of ¥27,984 million, or 32.3%, and net worth ratio was 20.1%, a decrease of 0.4 points, compared with the end of the previous fiscal year, respectively.

(Assets)
As of March 31, 2008, total assets were ¥272,983 million, a decrease of ¥130,896 million, or 32.4%, compared with the end of the previous fiscal year. This is mainly attributable to a decrease of ¥88,966 million, or 41.7%, in notes and loans receivable to ¥124,545 million, caused by tightening of credit screening standards, and a decrease of ¥4,651 million, or 12.9%, in investment securities to ¥31,358 million due to sales and impairment, compared with the end of the previous fiscal year, respectively.
(Liabilities)
As of March 31, 2008, total liabilities were ¥214,219 million, a decrease of ¥102,912 million, or 32.5%, compared with the end of the previous fiscal year. This is mainly attributable to a decrease of ¥109,529 million, or 37.3%, in total interest-bearing debt to ¥184,484 million due to a decrease in operating assets, despite an increase of ¥5,814 million, or 117.4%, in reserve for losses on excess interest repayments to ¥10,766 million, compared with the end of the previous fiscal year, respectively.
(Net Assets)
As of March 31, 2008, net assets were ¥58,763 million, a decrease of ¥27,984 million, or 32.3%, compared with the end of the previous fiscal year. This is attributable to net losses of ¥45,116 million, in addition to an increase of ¥2,327 million in treasury stock to ¥3,892 million, despite an increase of ¥20,098 million, or 55.3%, to ¥56,469 million in the total of common stock and additional paid-in capital due to an issuance of new shares to investment vehicles managed by TPG through a third-party allotment.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
II.	Cash Flows

As of March 31, 2008, cash and cash equivalents (“Cash”) were ¥11,652 million, a decrease of ¥15,972 million, compared with the end of the previous fiscal year. Overview of cash flows is as follows:

(Cash Flows from Operating Activities)
Net Cash provided by operating activities for the year ended March 31, 2008 was ¥68,045 million, compared to ¥67,357 million used for the previous fiscal year. Cash provided during the year ended March 31, 2008 mainly comprised ¥596 million provided by net collection of purchased loans receivable, compared to ¥6,707 million used in net acquisition for the previous fiscal year, and ¥58,736 million provided by net collection of loans receivable, compared to ¥51,226 million used in net origination for the previous fiscal year, while losses before income taxes and minority interest were ¥35,899 million, compared to ¥2,754 million of income before income taxes and minority interest for the previous fiscal year, and ¥14,207 million used in net acquisition of assets held for leases and installment loans, compared to ¥7,032 million used for the previous fiscal year.
(Cash Flows from Investing Activities)
Net Cash provided by investing activities for the year ended March 31, 2008 was ¥8,204 million, compared to ¥8,547 million used for the previous fiscal year. Cash provided during the year ended March 31, 2008 mainly comprised ¥8,981 million provided by net sales of investment securities, compared to ¥2,490 million used in net acquisition for the previous fiscal year.
(Cash Flows from Financing Activities)
Net Cash used in financing activities for the year ended March 31, 2008 was ¥90,168 million, compared to ¥79,728 million provided for the previous fiscal year. Cash used during the year ended March 31, 2008 mainly comprised ¥101,701 million used in net repayments of interest-bearing debt, compared to ¥39,985 million provided by net proceeds for the previous fiscal year.
(Reference) Trends in Cash Flow-Related Indices

	March 31,
	2004	2005	2006	2007	2008

Net worth ratio (%)	25.9	29.1	22.8	20.5	20.1
Net worth ratio (on market value base, %)	51.6	68.5	100.5	49.4	13.0
Maturity of borrowings (years)	7.2	13.7	33.7	16.2	6.9
Interest coverage ratio (X)	5.8	3.7	2.7	4.3	4.5

•	Net worth ratio: net worth (defined as the aggregate of “Total Shareholders’ Equity” and “Total Valuation and Translation Adjustments”) / total assets

•	Net worth ratio (on market value basis): total market value (at year-end market price) / total assets

•	Maturity of borrowings: interest-bearing debt / operating cash flows

•	Interest coverage ratio: operating cash flows / interest payments
Notes:	1.	Ratios presented above are derived from our consolidated financial statements.

	2.	Operating cash flows are cash flows from operating activities presented in our consolidated statements of cash flows excluding inflows and outflows from loan originations and other.

	3.	Interest-bearing debt is total borrowings with interest presented on our consolidated balance sheets. The interest payments are the amount of interest paid presented in our consolidated statements of cash flows.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
3)	Basic Policies Concerning Distribution of Earnings and Dividends for the Years Ended/Ending March 31, 2008 and 2009

The Company has focused on returns to shareholders as a top-priority issue. As our dividend policy, we strive to maintain stable dividend payments at a target dividend payout ratio of 30% on a consolidated earnings basis, taking into consideration economic and financial circumstances, industry trends, and our consolidated financial position and business performance.

With regards to the use of internal reserve, we utilize this fund to establish new business models and make strategic investments for further growth in order to contribute to improved corporate value.

Based on the abovementioned policy, the Group has decided to make no annual dividend payment for the year ended March 31, 2008.

In addition, in order to assess changes surrounding the Group’s business environment and flexibly respond to such changes, while at the same time securing its financial soundness, the Group has decided to suspend its decision on dividend payment for the year ending March 31, 2009 at this time. The Group will increase its efforts to achieve early improvement of its business performance in order to fulfill the expectation of its shareholders.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
4)	Business Risk Factors

Certain risks that affect our business results, stock price and financial position are discussed below.

In addition, these materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections as of the date of filing of this earnings release (“kessan tanshin”) in Japan. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Our business results and these forward-looking statements are subject to various risks and uncertainties. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results or other information expressed in or underlying these forward-looking statements will turn out to be correct.
1.	Risks related to the Business Environment
(a)	Weak economic conditions

(b)	Misconduct by an employee or director, or negative publicity for our industry or the Group
2.	Risks related to Laws and Regulations
(a)	Regulations under Japanese law
i)	Regulations concerning the loan business

ii)	The Special Measures Law concerning the Claims Servicing Business

iii)	Installment Sales Law

iv)	Financial Instruments and Exchange Law

v)	Other related regulations
(b)	Regulations under U.S. law

(c)	Amendments to current laws and the growing variety of legal means with which our customers can seek protection from creditors
3.	Business Risks
(a)	Funding and market interest rates

(b)	Claims for excess interest repayments

(c)	Reliability of our information or technological systems and networks

(d)	Influence on important decisions by TPG and its group companies

(e)	Ability to pursue and maintain successful strategic investment and business alliance with TPG

(f)	Influence on important decisions by the President and Representative Director of the Board and his family

(g)	Risks in our operating assets portfolio

(h)	Condition and liquidity in stock markets

(i)	Ability to pursue and maintain successful strategic alliances and joint ventures

(j)	Economic trends and liquidity in real estate markets

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
2.	CORPORATE GROUP
The NIS Group corporate group, comprised of NIS Group Co., Ltd. and its 61 subsidiaries and 19 affiliates, provides integrated financial services as its core business. Information about the members of the Group is given below:

Business Segment	Business Category	Company Name	Business Description

Integrated Financial Services	SME loan business	Aprek Co., Ltd., an affiliate accounted for under the equity method	Provider of unsecured and secured loans
NIS Group Co., Ltd.
	Consumer loan business		Provider of unsecured loans, secured loans, and real estate finance
Credit guarantees in connection with unsecured and secured loans to SMEs
Credit guarantee business
		NIS Lease Co., Ltd., a consolidated subsidiary	Guarantees of accounts receivable and credit guarantees in connection with real estate rentals

	Leasing business		Provider of leases, installment loans, and rentals in Japan
		Nissin Leasing (China) Co., Ltd., an affiliate accounted for under the equity method 3 other affiliates accounted for under the equity method	Provider of leases, installment loans, and rentals in the People’s Republic of China
	Securities business	NIS Securities Co., Ltd., a consolidated subsidiary 6 other consolidated subsidiaries and an affiliate accounted for under the equity method	Investment banking

Servicing Business	Loan servicing (Servicing business)	Nissin Servicer Co., Ltd., a consolidated subsidiary	Acquisition, collection and collection services of specific money claims

		J One Investments Co., Ltd., a consolidated subsidiary 22 other consolidated subsidiaries and 8 affiliates accounted for under the equity method	Acquisition and joint acquisition of specific money claims, etc.

Real Estate Business	Real estate business	NIS Property Co., Ltd., a consolidated subsidiary 20 other consolidated subsidiaries and an affiliate accounted for under the equity method	Real estate transactions, real estate development and asset management

Other Businesses	Other businesses	Araigumi Co., Ltd., an affiliate accounted for under the equity method 8 consolidated subsidiaries and 3 affiliates accounted for under the equity method	Construction business, SME support services and other businesses

Notes: 1.	Nissin Servicer Co., Ltd. is listed on the Mothers market of the Tokyo Stock Exchange. Aprek Co., Ltd. is listed on the JASDAQ Securities Exchange. Araigumi Co., Ltd. is listed on the Tokyo Stock Exchange, First Section and Osaka Securities Exchange, First Section.
2.	Nissin Leasing (China) Co., Ltd., a former consolidated subsidiary, became an affiliate accounted for under the equity method as a result of capital investment through investment vehicles managed by TPG.
3.	Aprek Co., Ltd., a former consolidated subsidiary, became an affiliate accounted for under the equity method as a result of an issuance of new shares to Incubator Bank of Japan, Limited, Chusho-Kigyo Hosho Kikoh Co., Ltd., and SBG Co., Ltd. through a third-party allotment on March 4, 2008.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
Our business flow chart is shown below:

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
3.	MANAGEMENT POLICIES

1)	Basic Management Policies

With “innovation,” “familiarity” and “trust” as corporate mottos, the management principle for the Group is to contribute to the formulation of an affluent society through honest sales activities and management integrity in a fair competitive market, based on a spirit of respect for human dignity. In addition, the Group’s basic policy is to grow and develop together with all of its shareholders by flexibly and rapidly responding to changes in its business environment, as well as anticipating various needs of mid-sized SMEs.

We place importance in the Group on the enhancement of our social significance in order to improve corporate and shareholder value. Based on this recognition, we aim to be a “Vision Support Company” that supports and achieves the vision of mid-sized SMEs through various services.

2)	Management Objectives

In order to enhance our corporate value, the Group focuses on achieving proper balance between net worth ratio and return on shareholder’s equity, or ROE.

3)	Medium to Long-Term Management Strategy

Following the amendments to the Moneylending Business Restriction Law and substantial changes in the management environment, the Group has broken away from a business model centered on financing for domestic SMEs, and is seeking to achieve further growth and profit performance by further devoting management efforts to four business segments, namely, real estate-related business, China-related business, investment banking business and servicing business, in order to transform itself into a comprehensive non-bank financial services provider that can respond to the various needs of mid-sized SMEs developing their businesses widely in Asia as well as domestic mid-sized SMEs. In addition, the Group aspires to be the most profitable non-bank financial services provider in Japan by leveraging TPG’s best practice in the global financial market, while improving its financial position and controlling risk and return through strengthen of its integrated risk management, as well as bolstering its approach to compliance.

4)	Challenges for the Group

In order to accomplish above, the Group is undertaking the following by making the best use of TPG’s human resources which have significant knowledge in a variety of industries, and combining these resources with the Group’s business expertise: (1) further enhancement of the Group’s funding base; (2) organizational reinforcement through internal controls and personnel placement as well as human resource development by upgrading and expanding the in-house education program; (3) reform of profit structure by promoting businesses for earning fee income such as the investment banking business; (4) improving the Group’s financial base and controlling risk and return by means of risk measurement; and (5) further improvements to the internal control system.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
4.	CONSOLIDATED FINANCIAL STATEMENTS

1)	Consolidated Balance Sheets

	March 31,
	2007		2008		Change
		Percentage of		Percentage of
	Amount	Total Assets	Amount	Total Assets	Amount

	(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥28,321		¥11,652		¥(16,669)
Notes and loans receivable	213,512		124,545		(88,966)
Purchased loans receivable	31,565		28,777		(2,788)
Real estate for sale in the servicing business	19,439		19,145		(294)
Real estate for sale and real estate under construction for sale in the real estate business	26,598		25,812		(785)
Deferred tax assets	2,446		2,252		(193)
Other	37,178		23,140		(14,038)
Allowance for loan losses	(14,729)		(18,901)		(4,171)

Total Current Assets	344,332	85.3%	216,425	79.3%	(127,906)

Fixed Assets:
Tangible fixed assets:
Buildings and structures	1,977		735
Accumulated depreciation	895		150

	1,082		585		(496)

Equipment	699		483
Accumulated depreciation	318		242

	381		240		(140)

Assets held for leases	7,537		7,739
Accumulated depreciation	2,450		3,346

	5,086		4,392		(693)

Land	1,919		1,247		(672)

Total tangible fixed assets	8,469	2.1	6,466	2.4	(2,003)

Intangible fixed assets	2,390	0.6	1,933	0.7	(456)

Investment and other assets:
Investment securities	36,009		31,358		(4,651)
Bankrupt and delinquent loans receivable	8,496		16,689		8,193
Deferred tax assets	3,565		-		(3,565)
Other	7,964		10,184		2,219
Allowance for loan losses	(7,347)		(10,440)		(3,093)

Total investment and other assets	48,688	12.0	47,791	17.5	(897)

Total Fixed Assets	59,548	14.7	56,191	20.6	(3,356)

Deferred Assets:
Total Deferred Assets	-	-	367	0.1	367

Total Assets	¥403,880	100.0%	¥272,983	100.0%	¥(130,896)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008

	March 31,
	2007		2008		Change
		Percentage of		Percentage of
		Total Liabilities		Total Liabilities
	Amount	and Net Assets	Amount	and Net Assets	Amount

		(In millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥771		¥284		¥(486)
Short-term borrowings	55,396		24,944		(30,452)
Current portion of long-term borrowings	83,192		63,168		(20,023)
Current portion of bonds	8,460		27,530		19,070
Commercial paper	27,100		-		(27,100)
Accrued income taxes	3,714		2,529		(1,184)
Accrued bonuses for employees	686		580		(106)
Accrued bonuses for directors	81		16		(64)
Reserve for guarantee losses	1,065		801		(264)
Reserve for losses on relocation of offices	-		154		154
Other	10,784		8,202		(2,581)

Total Current Liabilities	191,251	47.4%	128,213	47.0%	(63,038)

Long-term Liabilities:
Bonds	33,280		30,230		(3,050)
Long-term borrowings	59,628		28,426		(31,201)
Asset-backed securities	26,957		10,185		(16,771)
Deferred tax liabilities	254		-		(254)
Accrued retirement benefits for directors	379		324		(55)
Reserve for losses on excess interest repayments	4,952		10,766		5,814
Reserve for losses on group businesses	-		5,850		5,850
Other	360		154		(205)

Total Long-term Liabilities	125,812	31.1	85,938	31.5	(39,873)

Statutory Reserve:
Reserve for securities transactions	68		68		-

Total Statutory Reserve	68	0.0	68	0.0	-

Total Liabilities	317,132	78.5	214,219	78.5	(102,912)

NET ASSETS:
Shareholders’ Equity:
Common stock	16,289	4.0	26,289	9.6	10,000
Additional paid-in capital	20,081	5.0	30,180	11.1	10,098
Retained earnings	47,196	11.7	2,080	0.7	(45,116)
Treasury stock	(1,565)	(0.4)	(3,892)	(1.4)	(2,327)

Total Shareholders’ Equity	82,002	20.3	54,658	20.0	(27,344)

Valuation and Translation Adjustments:
Unrealized gains on investment securities	302	0.1	73	0.0	(229)
Deferred losses on hedging instruments	(0)	(0.0)	(0)	(0.0)	0
Foreign currency translation adjustments	360	0.1	116	0.1	(244)

Total Valuation and Translation Adjustments	662	0.2	189	0.1	(473)
Issuance of Stock Acquisition Rights	114	0.0	102	0.0	(12)
Minority Interest	3,968	1.0	3,814	1.4	(154)

Total Net Assets	86,747	21.5	58,763	21.5	(27,984)

Total Liabilities and Net Assets	¥403,880	100.0%	¥272,983	100.0%	¥(130,896)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
2)	Consolidated Statements of Operations

	Year Ended March 31,
	2007		2008		Change
		Percentage of		Percentage of
		Total Operating		Total Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage
	(In millions except percentages)
Operating Revenues	¥88,152	100.0%	¥83,027	100.0%	¥(5,124)	(5.8)%
Operating Expenses	36,861	41.8	43,183	52.0	6,321	17.1

Net Operating Revenues	51,290	58.2	39,844	48.0	(11,446)	(22.3)
Selling, General and Administrative Expenses	40,855	46.4	55,271	66.6	14,416	35.3

Operating Income (Losses)	10,435	11.8	(15,427)	(18.6)	(25,862)	-

Other Income:
Interest income from securities	7		5
Interest and dividends received	123		138
Guarantee fees received	44		-
Income from investment funds	507		-
Cancellation fees received	-		69
Other	43		86

Total Other Income	726	0.8	300	0.4	(425)	(58.6)

Other Expenses:
Interest expenses	901		1,142
Stock issuance-related costs	166		129
Bond issuance costs	89		-
Securitization facility costs	471		-
Equity losses on affiliates accounted for under the equity method, net	7		134
Losses on investment funds	-		270
Provision for loan losses	22		-
Loan borrowing costs	-		430
Other	179		203

Total Other Expenses	1,838	2.0	2,312	2.8	473	25.8

Ordinary Income (Losses)	9,323	10.6	(17,438)	(21.0)	(26,761)	-

						(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008

	Year Ended March 31,
	2007		2008		Change
		Percentage of		Percentage of
		Total Operating		Total Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage
	(In millions except percentages)
(Continued)
Special Gains:
Gains on sales of fixed assets	2		9
Gains on sales of investment securities	1,246		200
Gains on sales of investment in group companies	457		-
Gains on change in equity interest, net	220		437
Gains on retirement of bonds repurchased	-		75
Other	68		17

Total Special Gains	1,994	2.2	740	0.9	(1,254)	(62.9)

Special Losses:
Losses on sales of fixed assets	-		269
Losses on disposal of fixed assets	54		42
Losses on impairment	143		252
Losses on sales of investment securities	105		2,757
Impairment of investment securities	1,128		9,252
Impairment of investment in group companies	-		1,015
Losses on change in equity interest, net	-		465
Provision for losses on group businesses	-		2,963
Expenses for management reform program	-		2,019
Provision for losses on relocation of offices	-		154
Provision for loan losses	44		5
Adjustment to estimated excess interest repayment-related costs	7,077		-
Expenses for relocation of offices	6		-
Other	4		1

Total Special Losses	8,563	9.7	19,201	23.1	10,637	124.2

Income (Losses) before Income Taxes and Minority Interest	2,754	3.1	(35,899)	(43.2)	(38,653)	-

Income Taxes:
Current	5,776		4,129
Prior years	-		1,300
Deferred	(3,252)		3,666

Total Income Taxes	2,523	2.9	9,095	11.0	6,571	260.4

Minority Interest	221	0.2	121	0.1	(100)	(45.5)

Net Income (Losses)	¥8	0.0%	¥(45,116)	(54.3)%	¥(45,124)	-%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
3)	Consolidated Statements of Changes in Net Assets

Year Ended March 31, 2007 (April 1, 2006 ~ March 31, 2007)

	Shareholders’ Equity
		Additional			Total Shareholders’
	Common stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity
			(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the year ended March 31, 2007:
Stock issuance	4,440	4,333	-	-	8,774
Cash Dividends (Note)	-	-	(1,503)	-	(1,503)
Cash Dividends	-	-	(455)	-	(455)
Directors’ bonuses (Note)	-	-	(98)	-	(98)
Net income	-	-	8	-	8
Purchases of treasury stock	-	-	-	(0)	(0)
Sales of treasury stock	-	228	-	268	496
Decrease in affiliates accounted for under the equity method	-	-	228	-	228
Increase in consolidated subsidiaries	-	-	(24)	-	(24)
Net changes in items other than shareholders’ equity	-	-	-	-	-

Total changes for the year ended March 31, 2007	4,440	4,561	(1,844)	268	7,426

Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	Losses on	Currency	Valuation and	Stock
	on Investment	Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets
				(In millions)
Balance as of March 31, 2006	¥5,097	¥-	¥150	¥5,248	¥-	¥2,407	¥82,232

Changes in items for the year ended March 31, 2007:
Stock issuance	-	-	-	-	-	-	8,774
Cash Dividends (Note)	-	-	-	-	-	-	(1,503)
Cash Dividends	-	-	-	-	-	-	(455)
Directors’ bonuses (Note)	-	-	-	-	-	-	(98)
Net income	-	-	-	-	-	-	8
Purchases of treasury stock	-	-	-	-	-	-	(0)
Sales of treasury stock	-	-	-	-	-	-	496
Decrease in affiliates accounted for under the equity method	-	-	-	-	-	-	228
Increase in consolidated subsidiaries	-	-	-	-	-	-	(24)
Net changes in items other than shareholders’ equity	(4,795)	(0)	210	(4,586)	114	1,561	(2,910)

Total changes for the year ended March 31, 2007	(4,795)	(0)	210	(4,586)	114	1,561	4,515

Balance as of March 31, 2007	¥302	¥(0)	¥360	¥662	¥114	¥3,968	¥86,747

Note:	These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
Year Ended March 31, 2008 (April 1, 2007 ~ March 31, 2008)

	Shareholders’ Equity
		Additional			Total Shareholders’
	Common stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity
			(In millions)
Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

Changes in items for the year ended March 31, 2008:
Stock issuance	10,000	10,000	-	-	20,000
Net losses	-	-	(45,116)	-	(45,116)
Purchases of treasury stock	-	-	-	(2,401)	(2,401)
Sales of treasury stock	-	98	-	74	173
Net changes in items other than shareholders’ equity	-	-	-	-	-

Total changes for the year ended March 31, 2008	10,000	10,098	(45,116)	(2,327)	(27,344)

Balance as of March 31, 2008	¥26,289	¥30,180	¥2,080	¥(3,892)	¥54,658

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	(Losses) Gains	Currency	Valuation and	Stock
	on Investment	on Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets
				(In millions)
Balance as of March 31, 2007	¥302	¥(0)	¥360	¥662	¥114	¥3,968	¥86,747

Changes in items for the year ended March 31, 2008:
Stock issuance	-	-	-	-	-	-	20,000
Net losses	-	-	-	-	-	-	(45,116)
Purchases of treasury stock	-	-	-	-	-	-	(2,401)
Sales of treasury stock	-	-	-	-	-	-	173
Net changes in items other than shareholders’ equity	(229)	0	(244)	(473)	(12)	(154)	(639)

Total changes for the year ended March 31, 2008	(229)	0	(244)	(473)	(12)	(154)	(27,984)

Balance as of March 31, 2008	¥73	¥(0)	¥116	¥189	¥102	¥3,814	¥58,763

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
4)	Condensed Consolidated Statements of Cash Flows

	Year Ended March 31,
	2007	2008	Change
	Amount	Amount	Amount	Percentage

	(In millions except percentages)
Operating Activities:
Income (losses) before income taxes and minority interest	¥2,754	¥(35,899)	¥(38,653)
Depreciation and amortization	1,954	2,255	301
Losses on impairment	143	252	109
Amortization of consolidation adjustment account	-	2	2
Increase in allowance for loan losses	8,638	7,890	(748)
Increase in reserve for losses on excess interest repayments	4,362	5,833	1,471
Decrease in accrued retirement benefits for employees	(265)	-	265
Decrease in accrued bonuses for employees	(64)	(92)	(27)
Increase (decrease) in accrued bonuses for directors	81	(64)	(145)
Increase in reserve for losses on group businesses	-	5,850	5,850
Interest and dividends received	(881)	(2,627)	(1,745)
Interest expenses	4,435	6,105	1,669
Gains on sales of fixed assets	(2)	(9)	(6)
Losses on sales of fixed assets	-	269	269
Losses on disposal of fixed assets	54	42	(11)
Gains on sales of investment securities	(1,246)	(200)	1,045
Losses on sales of investment securities	105	2,757	2,652
Impairment of investment securities	1,128	9,252	8,123
Impairment of investment in group companies	-	1,015	1,015
Charge-offs of loans receivable	11,365	13,553	2,187
(Gains) losses on change in equity interest	(220)	28	248
(Increase) decrease in interest receivable	(116)	502	618
Decrease in advanced interest received	(43)	(111)	(67)
Directors’ bonuses paid	(105)	-	105
Decrease in beneficial interest in trust	-	14,830	14,830
Other	(2,534)	4,958	7,493

Sub-total	29,541	36,397	6,855	23.2%

Proceeds from interest and dividends received	881	2,617	1,735
Interest paid	(4,184)	(5,936)	(1,752)
Income taxes paid	(8,118)	(6,529)	1,589

Sub-total	18,120	26,549	8,428	46.5

Loan origination	(300,667)	(174,599)	126,068
Proceeds from collections of loans receivable	249,441	233,336	(16,105)
Loans purchased	(19,579)	(12,334)	7,244
Proceeds from collections of purchased loans	12,871	12,930	58
Increase in real estate for sale in the servicing business, net	(11,845)	(220)	11,624
Purchases of assets held for leases	(2,929)	(1,623)	1,306
Increase in installment loans, net	(4,102)	(12,584)	(8,481)
Increase in real estate for sale and real estate under construction for sale in the real estate business, net	(8,667)	(1,017)	7,649
Purchases of operational investment securities	-	(2,390)	(2,390)

Net cash (used in) provided by operating activities	(67,357)	68,045	135,403	(201.0)

(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008

	Year Ended March 31,
	2007	2008	Change
	Amount	Amount	Amount	Percentage

	(In millions except percentages)
(Continued)
Investing Activities:
Time deposits	(470)	(334)	135
Proceeds from withdrawal of time deposits	20	467	447
Purchases of tangible fixed assets	(1,997)	(657)	1,339
Proceeds from sales of tangible fixed assets	12	530	518
Purchases of intangible fixed assets	(342)	(303)	38
Purchases of investment securities	(7,798)	(2,702)	5,095
Proceeds from sales of investment securities	1,713	8,060	6,347
Proceeds from redemption of investment securities	3,595	3,623	27
Purchases of investment in group companies	(2,730)	(8)	2,722
Proceeds from sales of investment in group companies	740	-	(740)
Purchases of other investment in group companies	(1,000)	(2,313)	(1,313)
Proceeds from redemption of other investment in group companies	20	1,540	1,519
Proceeds from (payments for) changes in capital contributions	844	-	(844)
Other	(1,155)	301	1,456

Net cash (used in) provided by investing activities	(8,547)	8,204	16,751	(196.0)

Financing Activities:
Deposits of restricted cash in banks	(3,482)	(4,300)	(817)
Proceeds from withdrawal of restricted cash in banks	4,784	4,038	(746)
Proceeds from short-term borrowings	271,975	89,869	(182,106)
Repayments of short-term borrowings	(242,367)	(114,061)	128,305
Proceeds from issuance of commercial paper	123,600	63,300	(60,300)
Payments for redemption of commercial paper	(126,500)	(90,400)	36,100
Proceeds from long-term borrowings	65,169	56,485	(8,683)
Repayments of long-term borrowings	(70,631)	(105,740)	(35,109)
Proceeds from issuance of bonds	15,410	24,502	9,091
Payments for redemption of bonds	(1,958)	(8,885)	(6,927)
Payments for cash collateral for bond issuance	-	(4,533)	(4,533)
Increase in asset-backed securities	19,440	4,150	(15,290)
Decrease in asset-backed securities	(14,152)	(20,921)	(6,769)
Increase in long-term deposits	(385)	(565)	(179)
Decrease in long-term deposits	491	636	144
Proceeds from cash collateral from share lending agreements	5,100	-	(5,100)
Redemption of cash collateral from share lending agreements	(7,960)	(1,640)	6,320
Proceeds from securitization of loans receivable	33,402	-	(33,402)
Proceeds from sales of bonds	-	9,500	9,500
Repayments for repurchase of bonds	-	(9,500)	(9,500)
Proceeds from issuance of new shares	7,910	19,910	11,999
Proceeds from issuance of new shares by subsidiaries	1,543	705	(838)
Dividends paid	(1,939)	(8)	1,930
Dividends paid to minority interest	(211)	(283)	(72)
Purchases of treasury stock	(0)	(2,407)	(2,407)
Proceeds from sales of treasury stock	496	173	(323)
Other	(7)	(191)	(184)

Net cash provided by (used in) financing activities	79,728	(90,168)	(169,896)	(213.1)

Effect of exchange rate changes on cash and cash equivalents	212	(102)	(314)	(148.0)
Net increase (decrease) in cash and cash equivalents	4,035	(14,020)	(18,055)	(447.4)
Cash and cash equivalents at beginning of year	21,105	27,625	6,519	30.9
Net increase in cash and cash equivalents from newly-consolidated subsidiaries	2,484	-	(2,484)	-
Net decrease in cash and cash equivalents due to exclusion of subsidiaries from consolidation	-	(1,952)	(1,952)	-

Cash and cash equivalents at end of year	¥27,625	¥11,652	¥(15,972)	(57.8)%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
5)	Significant Items Relating to the Preparation of Consolidated Financial Statements
(1)	Scope of Consolidation

All subsidiaries are consolidated.

1.	Number of consolidated subsidiaries:	61 companies

2.	Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., NIS Securities Co., Ltd.., NIS Lease Co., Ltd., NIS Property Co., Ltd., NIS Real Estate Co., Ltd., Bird’s Eye Technological Investment Corporation, Woodnote Corporation, NIS Construction Co., Ltd. and 53 other companies
3.	13 companies, including NI Strategic Partners Co., Ltd., became consolidated subsidiaries through new establishment and other reasons, and four companies, including ASA CH29 Co., Ltd., became consolidated subsidiaries through acquisition of shares and other reasons, during the year ended March 31, 2008.

4.	Four companies, including Aprek Co., Ltd. and Nissin Leasing (China) Co., Ltd., were excluded from the scope of consolidation and became affiliates accounted for under the equity method, due to a decrease in the Group’s voting rights as a result of a third-party allotment and other reasons.

5.	Nissin Insurance Co., Ltd. was excluded from the scope of consolidation because it was dissolved as a result of the absorption merger with NIS Real Estate Co., Ltd., which was the surviving company. Another company was excluded from the scope of consolidation as a result of the redemption of the Group’s investment in the Tokumei-Kumiai, and four other companies were excluded as a result of completion of liquidation.
(2)	Application of the Equity Method

The equity method is applied to all affiliates.

1.	Number of affiliates accounted for under the equity method:	19 companies

2.	Names of affiliates accounted for under the equity method:	Aprek Co., Ltd., Nissin Leasing (China) Co., Ltd., Nippon Real Estate Rating Services Co., Ltd., STRATEC K.K., SN Co., Ltd., CN Capital Co., Ltd., CN Two Co., Ltd., Araigumi Co., Ltd., and 11 other companies
3.	Four former consolidated subsidiaries, including Aprek Co., Ltd. and Nissin Leasing (China) Co., Ltd., became affiliates accounted for under the equity method, due to a decrease in the Group’s voting rights as a result of a third-party allotment and other reasons. Another company became an affiliate accounted for under the equity method through new capital contribution by the Group, and four other companies became affiliates accounted for under the equity method through new establishment.

4.	If the balance sheet date of an affiliate accounted for under the equity method is different from that of the consolidated financial statements, the consolidated financial statements are prepared by using such affiliate’s financial statements for the relevant accounting period with the exception of three companies, including CN Two Co., Ltd.

For three companies, including CN Two Co., Ltd., the consolidated financial statements are prepared by using their provisional settlement of accounts on February 29, 2008.

5.	Nanotex Corporation is a company of which the Group recognizes voting rights of more than 20% to less than 50%. However, it is not recognized as an affiliated company, because the Group owns it in order to grow and nurture the company through investment and does not intend to place the company under the control of the Group as an affiliate.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
(3)	Balance Sheet Dates of Consolidated Subsidiaries

The balance sheet dates of consolidated subsidiaries which are different from the date of the Group’s consolidated balance sheet date are as follows:

Balance Sheet Date	Number of companies	Balance Sheet Date	Number of companies
December 31	25 companies	September 30	1 company
February 29	4 companies	October 31	1 company
May 31	1 company	November 30	1 company

June 30	2 companies

For six consolidated subsidiaries listed above with balance sheet dates which are different from the consolidated balance sheet date for more than three months, the consolidated financial statements are prepared by using their provisional settlement of accounts within three months from the consolidated balance sheet date.

However, significant transactions that occurred between the dates described above and the consolidated balance sheet date are adjusted.

(4)	Significant Accounting Policies
1.	Valuation Standards and Methods for Computation of Assets
i.	Investment securities

Trading securities
Market value method (Cost of securities sold is computed using the moving average method.)
Other securities:
Marketable securities
Market value is determined by the market price at year-end.
(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported as a separate component of “NET ASSETS.” Cost of securities sold is computed using the moving average method.)
Non-marketable securities
Cost method, cost being determined by the moving average method.
In addition, with respect to capital contributions to limited partnerships which operate as investment funds or similar organizations, the Group determines the valuation based on the Group’s interest in their asset value.
ii.	Derivatives

Market value method

iii.	Inventories

Real estate for sale in the servicing business and real estate for sale and real estate under construction for sale in the real estate business
Cost method (write-downs due to decreased profitability of assets)
(Changes in accounting policy)
The Group adopted ASB Statement No. 9 “Accounting Standards for Measurement of Inventories” issued by the ASBJ on July 5, 2006, because the preparations for market value assessment of real estate for sale in the servicing business and real estate for sale and real estate under construction for sale in the real estate business were completed, beginning from the year ended March 31, 2008.

As a result of this change in accounting policy, compared with the results under the previous treatment, “Operating Expenses” increased by ¥1,762 million, and “Net Operating Revenues” decreased by the same amount, while “Operating Losses,” “Ordinary Losses” and “Losses before Income Taxes and Minority Interest” increased by the same amount, respectively.

The effect on segment information is described in the corresponding section.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
The Group was using the previous treatment for the six months ended September 30, 2007. Compared with the results under the new treatment, “Operating Income” and “Ordinary Income” increased by ¥986 million, respectively, while “Losses before Income Taxes and Minority Interest” decreased by the same amount, for the six months ended September 30, 2007.
2.	Depreciation and Amortization of Fixed Assets
i.	Tangible fixed assets

Tangible fixed assets are amortized using the declining balance method.
However, depreciation of buildings newly acquired on or after April 1, 1998, excluding building improvements, is computed using the straight-line method.

Depreciation of assets held for leases is computed using the straight-line method over the lease term with the estimated fair value of the leased property at the end of the lease term as residual value.

In addition, additional depreciation expense is charged to provide for disposal losses on assets held for leases that could occur due to uncollectible lease payments.

(Changes in accounting policy)
Following the amendment of the Japanese Corporation Tax Law, the Company and its domestic consolidated subsidiaries changed the depreciation method for tangible fixed assets acquired on or after April 1, 2007 in accordance with the amended Japanese Corporation Tax Law. The effect on the financial results is not significant.

The effect on segment information is not significant.
(Additional information)
Following the amendment of the Japanese Corporation Tax Law, with respect to tangible fixed assets acquired on or before March 31, 2007, the Company and its domestic consolidated subsidiaries now amortize the difference between the amount equivalent to 5% of the acquisition cost and memorandum price using the straight-line method over five years starting from the fiscal year after the residual value reaches 5% of acquisition cost, due to the adoption of the depreciation method prescribed in the amended Japanese Corporation Tax Law, and the amortized amount is included in depreciation expense. The effect on the financial results is not significant.

The effect on segment information is not significant.
ii.	Intangible fixed assets

Internal-use software costs are amortized using the straight-line method over five years, which is the estimated useful life.

iii.	Long-term prepaid expenses

Long-term prepaid expenses are amortized using the straight-line method.
3.	Allowance and Reserve for Losses, and Accrued Expenses
i.	Allowance for loan losses

Allowance for loan losses is maintained at a level that is adequate to provide for the estimated amount of loan losses. It is calculated by applying a percentage derived from past collection experience with respect to general loans, and by individually estimating uncollectible amounts with respect to certain doubtful loans.

ii.	Accrued bonuses for employees

Accrued bonuses for employees are provided for the payment of employees’ bonuses based on estimated amounts of future payments attributable to the corresponding year.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
iii.	Accrued bonuses for directors

Accrued bonuses for directors are provided for the payment of director’s bonuses based on estimated amounts of future payments attributable to the corresponding year.

iv.	Reserve for guarantee losses

Reserve for guarantee losses is maintained at a level that is adequate to provide for estimated probable guarantee losses as of the end of the corresponding year.

v.	Reserve for losses on relocation of offices

Reserve for losses on relocation of offices is provided at an amount based on a reasonable estimation for losses on disposal of fixed assets, restoration costs, and other related expenses which would be expected to be incurred for scheduled office relocations.

vi.	Reserve for losses on excess interest repayments

Reserve for losses on excess interest repayments is provided, in order to prepare for refund claims from borrowers for repayments of interest in excess of the prescribed rate stipulated by the Interest Rate Restriction Law, at an amount based on a reasonable estimation taking into account past experience and current condition.

In addition, ¥3,859 million was included in “Allowance for loan losses” as of March 31, 2008, in order to prepare for refund claims from borrowers for repayments of interest in excess of the prescribed rate stipulated by the Interest Rate Restriction Law.

vii.	Accrued retirement benefits for directors

Accrued retirement benefits of the Group’s directors are provided at an amount which would have been required if all directors had terminated their services as of the balance sheet date. These amounts are determined in accordance with the Group’s internal rules.

viii.	Reserve for losses on group businesses

Reserve for losses on group businesses is provided at an amount based on a reasonable estimation in order to prepare for losses on guarantees of loans receivable and indemnification for losses on excess interest repayments of group companies.

ix.	Reserve for securities transactions

According to the supplementary provision No. 40 of the Financial Instruments and Exchange Law, the amount of “Reserve for securities transactions” is computed as required by the former “Cabinet Office Ordinance Concerning Securities Companies,” Ordinance No. 35, pursuant to the former Japanese Securities and Exchange Law, Regulation 51, in order to provide for losses on securities transactions in a consolidated subsidiary’s business operations.
4.	Foreign Currency Translations

Receivables and payables denominated in foreign currencies are translated into yen at the spot exchange rate in effect as of the balance sheet date, and differences arising from the translation are included in the statements of operations.

The assets and liabilities of foreign consolidated subsidiaries are translated into yen at the spot exchange rate in effect as of the balance sheet date. Revenue and expense accounts are translated at the average exchange rate in effect during the fiscal year. Translation adjustments are included in “Valuation and Translation Adjustment” of “NET ASSETS.”

5.	Accounting for Lease Transactions

Finance leases, except leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
6.	Hedging Activities
i.	Accounting for hedging activities

Deferred hedge accounting has been adopted. With respect to currency swaps, special treatment is adopted if they meet the requirements for such treatment.

ii.	Hedge instruments and hedge items
•	Hedge instruments Interest rate swaps and currency swaps

•	Hedge items Interest on borrowings and foreign currency-denominated bonds
iii.	Hedging policy

The Group utilizes derivative financial instruments in order to reduce its exposure to fluctuations in interest rates and exchange rate on borrowings.

iv.	Evaluation of hedge effectiveness

The Group determines the effectiveness of its hedging transactions based on the correlation between indicated rates of the hedge instruments and those of the hedge items. However, evaluation of hedge effectiveness for currency swap is omitted due to adoption of the special treatment for the year ended March 31, 2008.
7.	Other Significant Accounting Policies for the Preparation of Consolidated Financial Statements
i.	Interest income from notes and loans receivable

Interest income from notes and loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Rate Restriction Law in Japan.

ii.	Revenue from purchased loans and costs of purchased loans collected

Revenue from purchased loans is recognized using the collection amount at the time of collection of such loans.

With respect to the costs of purchased loans collected, for those purchased loans for which the Group can reasonably estimate the expected timing and amount of cash flows, the principal portion of the collection amount is recognized as cost, and for those purchased loans for which the Group cannot reasonably estimate the expected timing and amount of cash flows, the whole collection amount is first recognized as cost until it is fully recovered.

iii.	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

In addition, consumption taxes not subject to the exclusion are treated as expense for the corresponding year.
(5)	Evaluation of Assets and Liabilities of Consolidated Subsidiaries

The fair market value method is used to reflect the acquisitions of consolidated subsidiaries.

(6)	Amortization of Goodwill

Goodwill is amortized using the straight-line method over five years.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
(7)	Cash and Cash Equivalents Stated in Consolidated Statements of Cash Flows

Cash and cash equivalents in consolidated statements of cash flows include cash on hand, highly liquid deposits in banks and short-term investments with negligible risk of fluctuation in value and maturities of three months or less.
6)	Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements
(1)	Changes in Accounting Treatments

(Accounting Treatment for Bond Issuance Costs)
With respect to bond issuance costs, the entire amount had been previously treated as “Other Expenses” as incurred. However, beginning from the year ended March 31, 2008, the Group changed its treatment so that such costs are amortized using the straight-line method over the redemption period, in order to present appropriate periodic profits and losses by taking into consideration an expected increase in the size of future fund procurement through bond issuances and the related increase in the significance of bond issuance costs in connection with the issuance of U.S. Dollar-denominated Unsecured Straight Bonds during the year ended March 31, 2008. In addition, the Group recorded the amortized amount as financial costs in “Operating Expenses” in order to ensure consistency with the treatment of interest expense on bonds.

As a result of this change, compared with the results under the previous treatment, “Operating Expenses” increased by ¥73 million, and “Net Operating Revenues” decreased by the same amount, while “Operating Losses” increased by the same amount, “Ordinary Losses” and “Losses before Income Taxes and Minority Interest” decreased by ¥367 million, respectively.

The effect on segment information is described in the corresponding section.
(2)	Changes in Presentation

(Consolidated Balance Sheets)
“Deferred tax assets” and “Deferred tax liabilities,” both of which had been presented as separate items in “Investment and other assets” and “Long-term Liabilities,” respectively, for the year ended March 31, 2007, were included in “Other” in “Investment and other assets” and “Long-term Liabilities,” respectively, beginning from the year ended March 31, 2008, as the amounts became insignificant for financial reporting purposes. The amounts of “Deferred tax assets” and “Deferred tax liabilities” for the year ended March 31, 2008 were ¥49 million and ¥0 million, respectively.
(Consolidated Statements of Operations)
“Loan borrowing costs,” which had been included in “Other” in “Other Expenses” for the year ended March 31, 2007, was presented as a separate item beginning from the year ended March 31, 2008, as the amount became significant for financial reporting purposes. The amount of “Loan borrowing costs” for the year ended March 31, 2007 was ¥23 million.
(Consolidated Statements of Cash Flows)
i.	With respect to cash flows from operating activities, “Decrease in beneficial interest in trusts,” which had been included in “Other” for the year ended March 31, 2007, was presented as a separate item beginning from the year ended March 31, 2008, as the amount became significant for financial reporting purposes. The amount of “Increase in beneficial interest in trusts” for the year ended March 31, 2007 was ¥14,830 million.

ii.	With respect to cash flows from investing activities, “Proceeds from (payments for) changes in capital contributions,” which had been presented as a separate item for the year ended March 31, 2007, was included in “Other” beginning from the year ended March 31, 2008, as the amount became insignificant for financial reporting purposes. The amount of “Payments for changes in capital contributions” for the year ended March 31, 2008 was ¥1 million.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
7)	Notes to Consolidated Financial Statements

Segment Information
1.	Business Segment Information

Business segment information for the year ended March 31, 2007 is as follows:

	Year Ended March 31, 2007
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated
				(In millions)
I. Operating revenues and operating income (losses):
Operating revenues:
(1) Operating revenues from third parties	¥46,144	¥31,754	¥10,008	¥ 245	¥88,152	¥-	¥88,152
(2) Operating revenues from inter-segment sales or transfers	195	72	30	62	360	(360)	-

Total operating revenues	46,340	31,827	10,038	307	88,513	(360)	88,152

Operating expenses	45,590	25,641	6,957	712	78,901	(1,184)	77,717

Operating income (losses)	749	6,185	3,081	(404)	9,611	823	10,435

II. Assets, depreciation and amortization, and capital expenditures:
Assets	342,497	62,470	34,084	3,565	442,618	(38,737)	403,880
Depreciation and amortization	1,929	7	6	9	1,954	-	1,954
Losses on impairment of fixed assets	131	-	-	-	131	-	131
Capital expenditures	3,631	15	1,619	3	5,269	-	5,269

Business segment information for the year ended March 31, 2008 is as follows:

	Year Ended March 31, 2008
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated
				(In millions)

	Year Ended March 31, 2007
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated
				(In millions)
I. Operating revenues and operating income (losses):
Operating revenues:
(1) Operating revenues from third parties	¥37,215	¥18,860	¥24,994	¥1,956	¥83,027	¥-	¥83,027
(2) Operating revenues from inter-segment sales or transfers	1,242	8,993	0	52	10,288	(10,288)	-

Total operating revenues	38,458	27,853	24,995	2,009	93,316	(10,288)	83,027

Operating expenses	60,303	22,983	21,591	2,260	107,138	(8,683)	98,454

Operating (losses) income	(21,845)	4,870	3,403	(250)	(13,822)	(1,605)	(15,427)

II. Assets, depreciation and amortization, and capital expenditures:
Assets	223,905	55,917	30,547	391	310,762	(37,778)	272,983
Depreciation and amortization	2,171	8	64	10	2,255	-	2,255
Losses on impairment of fixed assets	208	-	41	1	252	-	252
Capital expenditures	2,429	9	139	6	2,584	-	2,584

Notes: 1.	Classification of business segments Business segments are classified by taking into consideration similarities in the type and nature of businesses and operating transactions.

2.	Main descriptions of each business segment

(1) Integrated Financial Services:	Provider of loan products to consumers, SMEs and their owners
Provider of leases, etc.
Provider of guarantee services
Securities business
(2) Servicing business:	Management, collection, acquisition, and investment in specific money claims
(3) Real Estate Business:	Real estate transactions
Real estate development
Asset management
(4) Other Businesses:	SME support services
Agent for life or non-life insurance companies, etc.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
3.	As discussed in “Significant Items Relating to the Preparation of Consolidated Financial Statements – (4) Significant Accounting Policies – 1. Valuation Standards and Methods for Computation of Assets – iii. Inventories,” the Group adopted ASB Statement No. 9 “Accounting Standards for Measurement of Inventories” issued by the ASBJ on July 5, 2006, beginning from the year ended March 31, 2008.

As a result of this change, compared with the results under the previous treatment, “Operating Expenses” increased by ¥947 million, and “Operating Income” and “Assets” decreased by the same amount, respectively, in “Servicing Business,” while “Operating Expenses” increased by ¥814 million, and “Operating Income” and “Assets” decreased by the same amount, respectively, in “Real Estate Business.”

4.	As discussed in “Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements – (1) Changes in Accounting Treatments,” with respect to bond issuance costs, the entire amount had been previously treated as “Other Expenses” as incurred. However, the Group changed its treatment to amortize such costs using the straight-line method over the redemption period beginning from the year ended March 31, 2008, in order to present appropriate periodic profits and losses by taking into consideration an expected increase in the size of future fund procurement through bond issuances and the related increase in the significance of bond issuance costs in connection with the issuance of U.S. Dollar-denominated Unsecured Straight Bonds during the year ended March 31, 2008. In addition, the Group recorded the amortized amount as financial costs in “Operating Expenses” in order to ensure consistency with the treatment of interest expenses on bonds.

As a result of this change, compared with the results under the previous treatment, “Operating Expenses” and “Operating Losses” increased by ¥73 million, respectively, in “Integrated Financial Services.”
2.	Geographical Segment Information

Geographical segment information is omitted for the year ended March 31, 2007 and 2008, as domestic operating revenues and assets accounted for more than 90% of the total operating revenues and the total assets, respectively, for all segments during the corresponding year.

3.	Overseas Operating Revenues

Overseas operating revenues information is omitted for the year ended March 31, 2007 and 2008, as overseas operating revenues accounted for less than 10% of the total operating revenues during the corresponding year.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
Per Share Data

	Year Ended March 31,
	2007	2008
	(In yen)
Consolidated:
Net assets per share	¥29.01	¥228.89
Net income (losses) per share:
Basic	0.00	(289.06)
Diluted	0.00	-

Notes: 1.	Diluted net income per share for the year ended March 31, 2008 was not presented because of net losses per share.

2.	The basis for calculation of the amounts presented above is as follows:

(1) Net assets per share

	March 31,
	2007	2008
	(In millions)
Total net assets on the consolidated balance sheet	¥86,747	¥58,763
Net assets attributable to common stock	82,664	54,847
Differences between net assets and net assets attributable to common stock:
Stock acquisition rights	114	102
Minority interest	3,968	3,814

	March 31,
	2007	2008
	(In thousands of shares)
Number of issued shares	2,917,887	245,894
Number of shares of treasury stock	68,348	6,276
Number of shares for the calculation of net assets per share	2,849,538	239,617

(2) Basic and diluted net income (losses) per share

	Year Ended March 31,
	2007	2008
	(In millions)
Net income (losses) on the consolidated statement of income	¥8	¥(45,116)
Net income (losses) attributable to common stock	8	(45,116)
Amounts not attributable to common shareholders	-	-
Adjustments to net income for the calculation of diluted net income per share:
Interest payments, net of taxes	-	-
Losses on change in equity interest due to exercise of stock acquisition rights of subsidiaries	(6)	(0)

	Year Ended March 31,
	2007	2008
	(In thousands of shares)
Weighted-average number of outstanding shares	2,818,487	156,077
Shares with dilutive effect:
Stock acquisition rights	11,451	5,922

In addition, shares without dilutive effect which are not reflected in the calculation of diluted net income (losses) per share for the years ended March 31, 2007 and 2008 were as follows:

Year Ended March 31,
	2007	2008
Type	Stock acquisition rights	Stock acquisition rights
Special resolution date	June 22, 2005	June 22, 2004	June 22, 2005
Number of stock acquisition rights	3,950 units	2,444 units	16,050 units

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
2.	Stock split and reverse stock split

(April 1, 2006 ~ March 31, 2007)
On April 1, 2006 the Company completed a 2-for-1 stock split. If the stock split were deemed to have occurred on April 1, 2005, the retroactively adjusted per share data for the year ended March 31, 2006 would have been as follows:

Year Ended March 31, 2006
(In yen)
Net assets per share	¥29.18
Net income per share:
Basic	3.46
Diluted	3.25

(April 1, 2007 ~ March 31, 2008)
On August 31, 2007, the Company completed a 1-for-20 reverse stock split. If the reverse stock split were deemed to have occurred on April 1, 2006, the retroactively adjusted per share data for the year ended March 31, 2007 would have been as follows:

Year Ended March 31, 2007

(In yen)
Net assets per share	¥580.20
Net income per share:
Basic	0.06
Diluted	0.01

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2008
Significant Subsequent Events
(April 1, 2006 ~ March 31, 2007)
1.	On May 29, 2007, the Board of Directors approved an issuance of “NIS GROUP CO., LTD., U.S. Dollar-denominated Unsecured Straight Bonds,” which were issued on June 20, 2007 as follows:

1) Total amount of issue	US $200 million
2) Issue price	100% of par value
3) Stock payment date	June 20, 2007
4) Maturity	June 20, 2012
5) Interest rate	8.06% per annum
6) Use of proceeds	General corporate purposes and refinancing

2.	On June 23, 2007, the Annual Shareholders’ Meeting approved a reverse stock split as follows:

1) Reverse stock split method	1-for-20 reverse stock split, and the number of outstanding shares of the Company’s common stock is to be reduced from 2,917,887,012 to 145,894,350.
2) Reverse stock split schedule:
i) Last date for submission of share certificate	August 31, 2007
Share certificates submission period	From July 31, 2007 to August 31, 2007
ii) Effective date	August 31, 2007

If the reverse stock split were deemed to have occurred on April 1, 2005, the retroactively adjusted per share data for the years ended March 31, 2006 and 2007 would have been as follows:

	Year Ended March 31,
	2006	2007

	(In yen)
Net assets per share	¥583.48	¥580.20
Net income per share:
Basic	69.14	0.06
Diluted	64.99	0.01

3.	On June 23, 2007, the Board of Directors approved repurchases of shares of the Company’s common stock pursuant to the Corporate Law as follows:

1) Reason for Repurchases	The Company decided to repurchase shares of its common stock in order to improve its capital efficiency and to expeditiously implement its capital policies in the future.
2) Outline of Repurchases
i) Class of shares to be repurchased	Common stock
ii) Total number of shares to be repurchased	Up to 60,000,000 shares
iii) Aggregate amount of repurchases	Up to ¥3,000 million
iv) Period for repurchases	From June 25, 2007 to June 24, 2008
v) Acquisition Method	Ordinary market transactions on the Tokyo Stock Exchange

(April 1, 2007 ~ March 31, 2008)
None
Omission of Disclosure
Information on lease transactions, related-party transactions, tax effect accounting, investment securities, derivative transactions, retirement benefits, stock acquisition rights and business combination is omitted at this time, since the necessity to disclose such information in the condensed statements of financial results for the year ended March 31, 2008 is not considered significant.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
5.	NON-CONSOLIDATED FINANCIAL STATEMENTS

1)	Non-consolidated Balance Sheets

	March 31,
	2007		2008		Change
		Percentage		Percentage
		of Total		of Total
	Amount	Assets	Amount	Assets	Amount

		(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥12,465		¥6,986		¥(5,478)
Notes receivable	165		51		(114)
Loans receivable	194,824		123,785		(71,039)
Compensation of loans receivable	1,040		1,934		893
Operational investment securities	1,099		11,300		10,200
Beneficial interest in trust	14,830		-		(14,830)
Interest receivable	1,055		606		(449)
Prepaid expenses	349		232		(116)
Deferred tax assets	1,341		-		(1,341)
Accrued income	582		352		(229)
Loans to group companies	17,900		14,150		(3,750)
Other	1,494		3,118		1,623
Allowance for loan losses	(10,168)		(14,869)		(4,701)

Total Current Assets	236,982	72.3%	147,648	66.2%	(89,333)

(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008

	March 31,
	2007		2008		Change
		Percentage		Percentage
		of Total		of Total
	Amount	Assets	Amount	Assets	Amount

	(In millions except percentages)
(Continued)
Fixed Assets:
Tangible fixed assets:
Buildings	1,129		264
Accumulated depreciation	615		103

	514		160		(353)

Structures	37		-
Accumulated depreciation	32		-

	5		-		(5)

Equipment	516		358
Accumulated depreciation	241		180

	275		178		(96)

Land	355		-		(355)

Total tangible fixed assets	1,150	0.4	339	0.2	(811)

Intangible fixed assets:
Software	1,564		1,226		(338)
Software development in progress	78		109		30
Telephone rights	130		43		(87)

Total intangible fixed assets	1,774	0.5	1,379	0.6	(394)

Investments and other assets:
Investment securities	24,353		8,879		(15,473)
Investment in group companies	9,734		7,278		(2,455)
Other investment in group companies	1,199		19,981		18,781
Capital contributions	2,004		4		(1,999)
Capital contribution to group companies	6,878		-		(6,878)
Loans to group companies	37,833		24,206		(13,626)
Loans to employees	253		173		(80)
Bankrupt and delinquent loans receivable	7,624		16,509		8,885
Long-term prepaid expenses	60		45		(15)
Deferred tax assets	3,499		-		(3,499)
Security deposit	-		5,331		5,331
Long-term deposit	492		-		(492)
Long-term accrued income	-		2,648		2,648
Other	1,000		1,045		45
Allowance for loan losses	(6,949)		(12,085)		(5,136)
Allowance for investment losses	-		(900)		(900)

Total investments and other assets	87,984	26.8	73,120	32.8	(14,864)

Total Fixed Assets	90,909	27.7	74,839	33.6	(16,069)

Deferred Assets:
Deferred bond issuance costs	-		367		367
Total Deferred Assets	-	-	367	0.2	367

Total Assets	¥327,891	100.0%	¥222,855	100.0%	¥(105,036)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008

	March 31,
	2007		2008		Change
		Percentage		Percentage
		of Total		of Total
		Liabilities		Liabilities
		and Net		and Net
	Amount	Assets	Amount	Assets	Amount

	(In millions except percentages)
LIABILITIES:
Current Liabilities:
Short-term borrowings	¥ 47,984		¥ 16,979		¥ (31,004)
Current portion of long-term borrowings	62,984		45,072		(17,911)
Current portion of bonds	8,300		27,400		19,100
Commercial paper	27,100		-		(27,100)
Other payable	922		882		(39)
Accrued expenses	430		522		92
Accrued income taxes	715		215		(499)
Deposits received	1,808		108		(1,700)
Unearned income	39		18		(21)
Accrued bonuses for employees	520		452		(68)
Accrued bonuses for directors	53		-		(53)
Reserve for guarantee losses	970		749		(221)
Reserve for losses on relocation of offices	-		154		154
Other	237		220		(17)

Total Current Liabilities	152,064	46.4%	92,775	41.6%	(59,289)

Long-term Liabilities:
Bonds	32,900		29,480		(3,420)
Long-term borrowings	32,156		9,110		(23,045)
Asset-backed securities	26,957		10,185		(16,771)
Obligation under receivable buy-back agreement	-		13,208		13,208
Accrued retirement benefits for directors	328		324		(3)
Reserve for losses on excess interest repayments	4,600		10,766		6,166
Reserve for losses on group businesses	-		5,850		5,850
Other	65		5		(59)

Total Long-term Liabilities	97,007	29.6	78,931	35.4	(18,075)

Total Liabilities	249,071	76.0	171,707	77.0	(77,364)

NET ASSETS:
Shareholders’ Equity:
Common stock	16,289	5.0	26,289	11.8	10,000
Additional paid-in capital:
General	18,586		28,586
Other	1,494		1,593

Total additional paid-in capital	20,081	6.1	30,180	13.5	10,098
Retained earnings (deficits):
Legal reserve	400		400
Other:
Dividend reserves	1,000		1,000
Special reserve	41,300		41,300
Unappropriated retained earnings (deficits)	1,375		(44,240)

Total retained earnings (deficits)	44,075	13.4	(1,539)	(0.7)	(45,615)
Treasury stock	(1,565)	(0.5)	(3,892)	(1.7)	(2,327)

Total Shareholders’ Equity	78,881	24.0	51,038	22.9	(27,843)

Valuation and Translation Adjustments:
Unrealized (losses) gains on investment securities	(61)		109		171

Total Valuation and Translation Adjustments	(61)	(0.0)	109	0.1	171

Total Net Assets	78,820	24.0	51,148	23.0	(27,671)

Total Liabilities and Net Assets	¥327,891	100.0%	¥222,855	100.0%	¥(105,036)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
2) Non-consolidated Statements of Operations

	Year Ended March 31,
	2007		2008		Change
		Percentage		Percentage
		of Total		of Total
		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage

	(In millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥28,372		¥20,049
Other financial income	700		2,720
Other operating income	7,550		5,353

Total Operating Revenues	36,622	100.0%	28,123	100.0%	¥(8,499)	(23.2)%

Operating Expenses:
Financial costs	3,360		4,897
Other operating expenses	635		424

Total Operating Expenses	3,996	10.9	5,321	18.9	1,325	33.2

Net Operating Revenues	32,626	89.1	22,801	81.1	(9,824)	(30.1)
Selling, General and Administrative Expenses	30,729	83.9	43,472	154.6	12,742	41.5

Operating Income (Losses)	1,896	5.2	(20,670)	(73.5)	(22,566)	-

Other Income:
Interest income from loans to group companies	1,376		1,724
Interest income from securities	7		4
Dividends received	64		97
Dividends received from group companies	2,270		2,813
Guarantee fees received from group companies	59		9
Rental revenues from subsidiaries	-		199
Consignment fees received	43		37
Other	32		37

Total Other Income	3,853	10.5	4,924	17.5	1,070	27.8

Other Expenses:
Stock issuance-related costs	159		123
Bond issuance costs	76		-
Securitization facility costs	471		-
Losses on investment funds	-		357
Rental costs for subsidiaries	-		197
Provision for loan losses	24		-
Other	69		70

Total Other expenses	802	2.2	749	2.7	(52)	(6.6)

Ordinary Income (Losses)	4,947	13.5	(16,495)	(58.7)	(21,442)	-

						(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008

	Year Ended March 31,
	2007		2008		Change
		Percentage		Percentage
		of Total		of Total
		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage

	(In millions except percentages)
(Continued)
Special Gains:
Gains on sales of investment securities	1,245		200
Gains on sales of investment in group companies	399		-
Special dividends received from group companies	220		-
Gains on retirement of bonds repurchased	-		75
Other	79		-

Total Special Gains	1,943	5.3	275	1.0	(1,668)	(85.8)

Special Losses:
Losses on sales of fixed assets	-		264
Losses on disposal of fixed assets	38		41
Losses on impairment	-		196
Losses on sales of investment securities	105		2,757
Impairment of investment securities	1,081		7,880
Losses on sales of investment in group companies	3		-
Impairment of investment in group companies	-		3,035
Impairment of other investment in group companies	-		1,565
Provision for losses on investment	-		900
Provision for losses on group companies	-		1,558
Provision for losses on group businesses	-		2,963
Expenses for management reform program	-		1,955
Provision for losses on relocation of offices	-		154
Adjustment to estimated excess interest repayment-related costs	6,919		-

Total Special Losses	8,148	22.2	23,274	82.7	15,126	185.6

Losses before Income Taxes	(1,257)	(3.4)	(39,495)	(140.4)	38,237	-

Income Taxes:
Current	1,736		20
Prior years	-		1,300
Deferred	(3,059)		4,798

Total Income Taxes	(1,322)	(3.6)	6,119	21.8	7,442	-

Net Income (Losses)	¥64	0.2%	¥(45,615)	(162.2)%	¥(45,680)	-%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
3)	Non-consolidated Statements of Changes in Net Assets

Year Ended March 31, 2007 (April 1, 2006 ~ March 31, 2007)

	Shareholders’ Equity
		Additional Paid-in Capital
				Total Additional
	Common Stock	General	Other	Paid-in Capital
	(In millions)
Balance as of March 31, 2006	¥11,848	¥14,253	¥1,266	¥15,519

Changes in items for the year ended March 31, 2007:
Stock issuance	4,440	4,333	-	4,333
Cash dividends (Note)	-	-	-	-
Cash dividends	-	-	-	-
Directors’ bonuses (Note)	-	-	-	-
Funding special reserve (Note)	-	-	-	-
Net income	-	-	-	-
Purchases of treasury stock	-	-	-	-
Sales of treasury stock	-	-	228	228
Net changes in items other than shareholders’ equity	-	-	-	-

Total changes for the year ended March 31, 2007	4,440	4,333	228	4,561

Balance as of March 31, 2007	¥16,289	¥18,586	¥1,494	¥20,081

	Shareholders’ Equity
	Retained Earnings
			Other
				Unappropriated	Total		Total
	Legal	Dividend	Special	Retained	Retained	Treasury	Shareholders’
	Reserve	Reserves	Reserve	Earnings	Earnings	Stock	Equity
				(In millions)
Balance as of March 31, 2006	¥400	¥1,000	¥37,900	¥6,742	¥46,043	¥(1,833)	¥71,579

Changes in items for the year ended March 31, 2007:
Stock issuance	-	-	-	-	-	-	8,774
Cash dividends (Note)	-	-	-	(1,503)	(1,503)	-	(1,503)
Cash dividends	-	-	-	(455)	(455)	-	(455)
Directors’ bonuses (Note)	-	-	-	(74)	(74)	-	(74)
Funding special reserve (Note)	-	-	3,400	(3,400)	-	-	-
Net income	-	-	-	64	64	-	64
Purchases of treasury stock	-	-	-	-	-	(0)	(0)
Sales of treasury stock	-	-	-	-	-	268	496
Net changes in items other than shareholders’ equity	-	-	-	-	-	-	-

Total changes for the year ended March 31, 2007	-	-	3,400	(5,367)	(1,967)	268	7,302

Balance as of March 31, 2007	¥400	¥1,000	¥41,300	¥1,375	¥44,075	¥(1,565)	¥78,881

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008

	Valuation and Translation Adjustments
	Unrealized Gains (Losses)	Total Valuation and
	on Investment Securities	Translation Adjustments	Total Net Assets
		(In millions)
Balance as of March 31, 2006	¥3,173	¥3,173	¥74,752

Changes in items for the year ended March 31, 2007:
Stock issuance	-	-	8,774
Cash dividends (Note)	-	-	(1,503)
Cash dividends	-	-	(455)
Directors’ bonuses (Note)	-	-	(74)
Funding special reserve (Note)	-	-	-
Net income	-	-	64
Purchases of treasury stock	-	-	(0)
Sales of treasury stock	-	-	496
Net changes in items other than shareholders’ equity	(3,235)	(3,235)	(3,235)

Total changes for the year ended March 31, 2007	(3,235)	(3,235)	4,067

Balance as of March 31, 2007	¥(61)	¥(61)	¥78,820

Note:	These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
Year Ended March 31, 2008 (April 1, 2007 ~ March 31, 2008)

	Shareholders’ Equity
		Additional Paid-in Capital
				Total Additional
	Common Stock	General	Other	Paid-in Capital
	(In millions)
Balance as of March 31, 2007	¥16,289	¥18,586	¥1,494	¥20,081

Changes in items for the year ended March 31, 2008:
Stock issuance	10,000	10,000	-	10,000
Net losses	-	-	-	-
Purchases of treasury stock	-	-	-	-
Sales of treasury stock	-	-	98	98
Net changes in items other than shareholders’ equity	-	-	-	-

Total changes for the year ended March 31, 2008	10,000	10,000	98	10,098

Balance as of March 31, 2008	¥26,289	¥28,586	¥1,593	¥30,180

	Shareholders’ Equity
	Retained Earnings (Deficits)
			Other		Total
				Unappropriated	Retained		Total
	Legal	Dividend	Special	Retained Earnings	Earnings	Treasury	Shareholders’
	Reserve	Reserves	Reserve	(Deficits)	(Deficits)	Stock	Equity
				(In millions)
Balance as of March 31, 2007	¥400	¥1,000	¥41,300	¥1,375	¥44,075	¥(1,565)	¥78,881

Changes in items for the year ended March 31, 2008:
Stock issuance	-	-	-	-	-	-	20,000
Net losses	-	-	-	(45,615)	(45,615)	-	(45,615)
Purchases of treasury stock	-	-	-	-	-	(2,401)	(2,401)
Sales of treasury stock	-	-	-	-	-	74	173
Net changes in items other than shareholders’ equity	-	-	-	-	-	-	-

Total changes for the year ended March 31, 2008	-	-	-	(45,615)	(45,615)	(2,327)	(27,843)

Balance as of March 31, 2008	¥400	¥1,000	¥41,300	¥(44,240)	¥(1,539)	¥(3,892)	¥51,038

	Valuation and Translation Adjustments
	Unrealized (Losses)
	Gains on Investment	Total Valuation and
	Securities	Translation Adjustments	Total Net Assets
		(In millions)
Balance as of March 31, 2007	¥(61)	¥(61)	¥78,820

Changes in items for the year ended March 31, 2008:
Stock issuance	-	-	20,000
Net losses	-	-	(45,615)
Purchases of treasury stock	-	-	(2,401)
Sales of treasury stock	-	-	173
Net changes in items other than shareholders’ equity	171	171	171

Total changes for the year ended March 31, 2008	171	171	(27,671)

Balance as of March 31, 2008	¥109	¥109	¥51,148

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
6.	OTHER

Operating Results of the Group
1.	Operating Revenues by Business Segment

	Year ended March 31,
	2007		2008		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage
	(In millions except percentages)
Integrated Financial Services:
Interest income from notes and loans receivable:
Secured loans	¥7,156	8.1%	¥ 6,239	7.5%	¥(916)	(12.8)%
SME loans	16,379	18.6	11,149	13.4	(5,229)	(31.9)
Discount notes	209	0.2	99	0.1	(109)	(52.2)
Consumer loans	7,260	8.3	4,673	5.7	(2,586)	(35.6)

Total	31,005	35.2	22,162	26.7	(8,842)	(28.5)

Fees received	4,068	4.6	1,742	2.1	(2,326)	(57.2)
Guarantee fees received	1,880	2.1	1,962	2.3	81	4.4
Revenue from leases and installment loans	5,897	6.7	5,867	7.1	(29)	(0.5)
Other	3,292	3.7	5,480	6.6	2,187	66.4

Total	15,139	17.1	15,052	18.1	(86)	(0.6)

Sub-total	46,144	52.3	37,215	44.8	(8,929)	(19.3)

Servicing Business:
Revenue from purchased loans	18,856	21.4	12,335	14.9	(6,521)	(34.6)
Revenue from sales of real estate	10,678	12.1	4,326	5.2	(6,351)	(59.5)
Other	2,219	2.5	2,197	2.6	(21)	(1.0)

Sub-total	31,754	36.0	18,860	22.7	(12,894)	(40.6)

Real Estate Business:
Revenue from sales of real estate	8,691	9.9	23,317	28.1	14,625	168.3
Other	1,316	1.5	1,676	2.0	360	27.4

Sub-total	10,008	11.4	24,994	30.1	14,986	149.7

Other Businesses:
Other	245	0.3	1,956	2.4	1,711	698.1

Total	¥88,152	100.0%	¥83,027	100.0%	¥(5,124)	(5.8)%

Notes: 1.	Business segments presented above are identical to the business segments presented in “Segment Information.”

2.	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2008
2.	Operating Assets by Business Segment

	March 31,
	2007		2008		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage
	(In millions except percentages)
Integrated Financial Services:
Notes and loans receivable:
Secured loans	¥102,623	33.4%	¥63,061	30.0%	¥(39,562)	(38.6)%
SME loans	75,671	24.7	39,925	19.0	(35,745)	(47.2)
Discount notes	1,772	0.6	51	0.0	(1,721)	(97.1)
Consumer loans	33,444	10.9	21,507	10.3	(11,937)	(35.7)

Total	213,512	69.6	124,545	59.3	(88,966)	(41.7)

Assets held for finance leases, of which ownership is non-transferable:
Machinery	292	0.1	243	0.1	(49)	(16.8)
Equipment	2,685	0.8	2,113	1.0	(572)	(21.3)
Software	477	0.2	433	0.2	(43)	(9.2)
Other	41	0.0	29	0.0	(12)	(29.2)

Total	3,497	1.1	2,819	1.3	(677)	(19.4)

Assets held for operating leases	2,094	0.7	2,035	1.0	(59)	(2.8)
Installment loans	8,186	2.7	4,268	2.0	(3,917)	(47.9)
Other	1,884	0.6	2,593	1.3	708	37.6

Sub-total	229,175	74.7	136,263	64.9	(92,912)	(40.5)

Servicing Business:
Purchased loans receivable	31,565	10.3	28,777	13.7	(2,788)	(8.8)
Real Estate for sale	19,439	6.3	19,145	9.1	(294)	(1.5)

Sub-total	51,004	16.6	47,922	22.8	(3,082)	(6.0)

Real Estate Business:
Real estate for sale and real estate under construction for sale	26,598	8.7	25,812	12.3	(785)	(3.0)

Sub-total	26,598	8.7	25,812	12.3	(785)	(3.0)

Total	¥306,779	100.0%	¥209,998	100.0%	¥(96,780)	(31.5)%

Notes: 1.	Installment loans presented above are the amount after deduction of unearned revenue from installment loans.

2.	In addition to those presented above, the amount of loans and accounts receivable of other companies that the Group guarantees in connection with the credit guarantee business in the integrated financial services segment is as follows:

	Year Ended March 31,
	2007	2008	Change
	Amount	Amount	Amount	Percentage
	(In millions except percentages )
Guarantees for loans and accounts receivable	¥17,398	¥16,397	¥(1,000)	(5.8)%

Note:	Guarantees for loans and accounts receivable presented above are the amount after the deduction of reserve for guarantee losses and reserve for losses on group businesses.